PBF Energy Announces Appointment of Paul Donahue as Director

PARSIPPANY, N.J. (BUSINESS WIRE) — December 23, 2021 — PBF Energy Inc. (NYSE: PBF) announced that Paul Donahue has been elected as an independent director effective January 1, 2022.

Thomas J. Nimbley, Chairman of the Board and CEO, commented, “We are very pleased to have Paul join the PBF Energy Board of Directors. He is an accomplished executive and leader with over 33 years of experience in finance and investing, with extensive energy industry experience and will be a significant addition to the Board.”

Mr. Donahue is currently the Managing Partner and Co-Founder of Black Squirrel Partners, a growth equity and content acquisition platform focused on the consumer/retail, technology and music industry verticals. In 2020, he retired from Morgan Stanley, where he last served as Head of Americas Equity Capital Markets, was a member of the Global Capital Markets Operating Committee and was Chairman of Morgan Stanley’s Equity Underwriting Committee.

Forward-Looking Statements

This press release includes certain statements that may constitute forward-looking statements. Such forward-looking statements are subject to the general risks inherent in our business and are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Our expectations may or may not be realized or may be based upon assumptions or judgments that prove to be incorrect. Additional information relating to the uncertainties and other factors that can affect our business and future results are discussed in the “Risk Factors” section or other sections in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by us from time to time with the Securities and Exchange Commission. The forward-looking statements are only as of the date made, and we undertake no obligation to (and expressly disclaim any obligation to) update or revise any forward-looking statement to reflect new information or events, other than as required by law.

About PBF Energy Inc.

PBF Energy Inc. (NYSE: PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in California, Delaware, Louisiana, New Jersey and Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally responsible manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

PBF Energy Inc. also currently indirectly owns the general partner and approximately 48% of the limited partnership interest of PBF Logistics LP (NYSE: PBFX).

Contacts:

Colin Murray (investors)	Michael C. Karlovich (media)
ir@pbfenergy.com	mediarelations@pbfenergy.com
Tel: 973.455.7578	Tel: 973.455.8994